NEWS RELEASE
FOR IMMEDIATE RELEASE

Synalloy Reports 10% Sales Increase For The Third Quarter of 2011

Spartanburg, South Carolina, November 2, 2011...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, recorded sales of $46,193,000 for the third quarter of 2011, up 10% from 2010. Net earnings for the quarter were $571,000, or $0.09 per share, down 60% from the prior year. This compares to sales of $41,932,000 and net earnings of $1,412,000, or $0.22 per share, in 2010’s third quarter. For the nine months ended October 1, 2011, sales were $130,334,000, up 15% from sales of $113,481,000 for the same period of 2010.  Net earnings for the first nine months of 2011 increased 86% to $4,780,000 or $0.75 per share compared to $2,572,000 or $0.41 per share for the comparable period last year.

Metals Segment

Sales increased 16% to $35,817,000 while operating income decreased 49% to $912,000 in the third quarter of 2011 from the same period a year earlier. The sales increase resulted from a 14% increase in average selling prices combined with a 1% increase in unit volumes. The segment experienced a favorable product mix for the third quarter with higher priced non-commodity unit volume increasing 25% for the quarter while commodity unit volume decreased 10%. Special alloy product shipments continue to surpass prior year levels as a result of increased projects and distributor restocking. International sales are also continuing to show year over year sales growth. Operating income decreased during the third quarter as lower nickel prices caused our material margins (defined as sales less material costs) to tighten.  Based upon our FIFO inventory valuation method, as nickel prices decrease, our selling price is reduced accordingly while material costs reflect the higher priced inventory.  Nickel prices decreased more than 15% from the second quarter of 2011. In addition, an inventory reserve was required at the end of the third quarter of 2011 to lower the inventory carrying costs of selected inventory sizes to market value. During the third quarter of 2010, the FIFO inventory method was favorable to the profitability of the Segment and an inventory valuation reserve was not required. The Company experienced a favorable adjustment in the third quarter of the current year as repair parts and manufacturing supplies previously expensed were inventoried and are reflected as a prepaid asset in the October 1, 2011 Balance Sheet.  These costs will be expensed in future periods as they are used in the production process. The total of these three items reduced net income for the third quarter of 2011 by $0.07 per share and increased net income for the third quarter of the prior year by $0.04 per share.  This $0.11 per share difference accounts for the bulk of the decline in net income per share experienced in the third quarter of 2011 compared to the year earlier results.

Sales for the first nine months of 2011 increased 21% to $97,753,000 and operating income of $7,390,000 was up 217% compared to the prior year periods. The sales increase was comprised of a 19% increase in average selling prices combined with a 2% increase in unit volumes. The unit volume increase reflects a 14% increase in non-commodity pipe from the same factors as outlined above for the third quarter, combined with a 4% decrease from commodity pipe sales. Both pipe manufacturing and fabricated piping systems showed operating margin improvement over the prior year on a year-to-date basis.

Specialty Chemicals Segment

The Specialty Chemicals Segment’s revenues decreased for the third quarter of 2011 by 6% compared to the third quarter of 2010.  Sales for the first nine months of 2011 were relatively unchanged from the prior year.  Pounds shipped during the third quarter and first nine months of 2011 were 17% and 11% lower, respectively, than the same periods last year. Sales did not decrease as much as pounds shipped due to a favorable product mix during the quarter, with additional sales of higher priced products.  Contract or tolling sales continued to show weakness due to pricing pressures and lower sales projections from our customers.  However, the Segment did experience some pricing relief late in the third quarter resulting in September 2011 exceeding comparable 2010 sales levels.  Operating income decreased 20% and 27% for the third quarter and first nine months of 2011, respectively, when compared to 2010.  Operating income did improve during September 2011, exceeding the same prior year month by 4%.  While it is too early to predict the continued weakening of raw material prices, some stabilization has occurred, allowing a return to more acceptable pricing and allowing us to focus on regaining market share.

Other Items

Unallocated corporate expenses increased $283,000 and $700,000 for the third quarter and first nine months of 2011, respectively, compared to the same periods a year ago mainly due to higher projected performance based incentive bonuses for corporate personnel in addition to higher stock option compensation costs, consulting fees and public company related expenses.  During the year, the Company ceased providing administrative services for the Spartanburg manufacturing facility which the Company sold in 2009.  This resulted in additional unfavorable cost comparisons for 2011 when compared to the prior year.

The Company’s cash balance was relatively unchanged during the first nine months of 2011, increasing from $109,000 at the end of 2010 to $120,000 as of October 1, 2011. As a result of the higher Metals Segment sales activity during the third quarter of 2011, compared to the fourth quarter of 2010, accounts receivable increased at October 1, 2011 by $8,638,000. Inventory levels increased $10,447,000 during the first nine months of 2011 in support of higher Metals Segment activity, especially in higher priced special alloy materials.  Higher inventory purchases during the third quarter of 2011 increased accounts payable at the end of the quarter by $3,437,000 when compared to the 2010 year-end balance. Capital expenditures for the first nine months of 2011 were $1,985,000. These items resulted in the Company having to borrow $8,688,000 during the first nine months of 2011 and had $8,907,000 of bank debt outstanding as of October 1, 2011.

On August 19, 2011, as a result of its strong balance sheet and very favorable debt covenant ratios, the Company’s bank extended the maturity date of their Credit Agreement by one additional year to June 30, 2014.  None of the other terms of the debt agreement were modified.

Outlook

The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have begun to show some improvement. Excess capacity in the pipe manufacturing industry continues to present a difficult operating environment. Stainless steel surcharges, which affect our costs of raw materials and selling prices, increased through April and declined in May through November of 2011 with the exception of a slight increase in September. We expect surcharges to stabilize in December and into the first quarter of 2012. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing a significant upswing in project and special alloy demand. We also continue to be optimistic about the piping systems business over the long term. During the third quarter of 2011, the Fabrication Division added two new salesmen that have already yielded positive results in new inquiries and customer relations.  We anticipate continued strong activity on the new sales front in the paper and wastewater treatment areas as well as power generation projects. Approximately 76% of the piping systems backlog comes from paper and wastewater treatment projects. Piping systems’ backlog was $18,147,000 at October 1, 2011, $23,654,000 at July 2, 2011, $25,306,000 at January 1, 2011 and $33,398,000 at October 2, 2010. We expect our backlog to increase over the next quarter or two as our additional salesmen successfully convert the previously mentioned new inquiries into firm orders. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

Sales bookings into the fourth quarter of 2011 for the Specialty Chemicals Segment continue to show signs of strengthening that were observed during September and a major defoamer project continues on track for the potential of a significant impact on sales and profitability into 2012.  Specific efforts to grow the Chemical Intermediates portion of the Segment are underway with facility modifications that will improve operating costs and margins.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct 1, 2011	Oct 2, 2010	Oct 1, 2011	Oct 2, 2010

Net sales
Metals Segment	$35,817,000	$30,871,000	$97,753,000	$80,970,000
Specialty Chemicals Segment	10,376,000	11,061,000	32,581,000	32,511,000
	$46,193,000	$41,932,000	$130,334,000	$113,481,000
Operating income
Metals Segment	$912,000	$1,772,000	$7,390,000	$2,333,000
Specialty Chemicals Segment	686,000	856,000	2,318,000	3,183,000
	1,598,000	2,628,000	9,708,000	5,516,000
Unallocated expenses
Corporate	671,000	388,000	2,147,000	1,447,000
Interest and debt expense	36,000	22,000	93,000	36,000
Other expense (income)	-	(1,000)	-	(11,000)

Income before income taxes	891,000	2,219,000	7,468,000	4,044,000
Provision for income taxes	320,000	807,000	2,688,000	1,472,000

Net income	$571,000	$1,412,000	$4,780,000	$2,572,000

Net income per common share:
Basic	$0.09	$0.22	$0.76	$0.41
Diluted	$0.09	$0.22	$0.75	$0.41

Average shares outstanding:
Basic	6,325,000	6,286,000	6,311,000	6,280,000
Diluted	6,370,000	6,315,000	6,359,000	6,304,000

Backlog-Piping Systems & Process Equipment	$18,147,000	$33,398,000

Balance Sheet	Oct 1, 2011	Jan 1, 2011
Assets
Cash	$120,000	$109,000
Accounts receivable, net	28,611,000	19,973,000
Inventories	44,800,000	34,353,000
Sundry current assets	3,524,000	3,071,000
Total current assets	77,055,000	57,506,000
Property, plant and equipment, net	17,875,000	18,192,000
Other assets	5,482,000	5,677,000
Total assets	$100,412,000	$81,375,000

Liabilities and shareholders' equity
Accounts payable	$14,111,000	$10,674,000
Accrued expenses	5,358,000	3,600,000
Total current liabilities	19,469,000	14,274,000
Long-term debt	8,907,000	219,000
Other long-term liabilities	2,931,000	3,007,000
Shareholders' equity	69,105,000	63,875,000
Total liabilities & shareholders' equity	$100,412,000	$81,375,000